THEODORE ALTMAN (TA 8368)
GORDON ALTMAN BUTOWSKY WEITZEN

  SHALOV & WEIN

114 WEST 47TH STREET
NEW YORK, NEW YORK  10036
TELEPHONE: (212) 626-0800

ATTORNEYS FOR PLAINTIFF

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

-----------------------------------X

HIGH RIVER LIMITED PARTNERSHIP,    :

A DELAWARE LIMITED PARTNERSHIP,
ON ITS OWN BEHALF AND DERIVATIVELY :
ON BEHALF OF MCNEIL REAL ESTATE
FUND IX LTD., MCNEIL REAL FUND XI, :
LTD. MCNEIL REAL ESTATE FUND
XV, LTD., MCNEIL REAL ESTATE FUND  :
XXIV, LTD. AND MCNEIL REAL ESTATE
FUND XXV, LTD.,                    :

             PLAINTIFF,            :

                                   :
      - AGAINST -                           COMPLAINT AND
                                   :        JURY DEMAND

MCNEIL PARTNERS L.P., MCNEIL
INVESTORS, INC., MCNEIL            :

PACIFIC INVESTORS FUND 1972, LTD.,
MCNEIL REAL ESTATE FUND V, LTD.,   :
MCNEIL REAL ESTATE FUND IX, LTD.,
MCNEIL REAL ESTATE FUND X, LTD.,   :
MCNEIL REAL ESTATE FUND XI, LTD.,
MCNEIL REAL ESTATE FUND XIV, LTD., :
MCNEIL REAL ESTATE FUND XV, LTD.,
MCNEIL REAL ESTATE FUND XX, L.P.,  :
MCNEIL REAL ESTATE FUND XXIV, L.P.,
MCNEIL REAL ESTATE FUND XXV, L.P., :
ROBERT A. MCNEIL AND CAROLE J.
MCNEIL,                            :

              DEFENDANTS.          :

-----------------------------------X

                  Plaintiff, High River Limited Partnership ("High
River"), by its attorneys, Gordon Altman Butowsky Weitzen Shalov & Wein hereby


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alleges,  upon personal  knowledge as to its own acts and upon  information  and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

     1. Plaintiff High River has commenced tender offers for units of ten California limited partnerships (the "California Limited Partnerships" or the "Partnerships"), as described below. On August 10, 1995, High River filed an action in this Court, pursuant to Rule 14d-5 of the Securities Exchange Act of 1934, to compel the general partner of those partnerships, McNeil Partners, L.P., ("McNeil Partners" or the "General Partner"), and the remaining defendants (all of which are affiliated with or controlled by defendant Robert A. McNeil) to comply with the specific provisions of Rule 14d-5 which require it to promptly provide the tender offeror with a list of the unit holders and their addresses or to promptly mail copies of High River's tender offers to the limited partners. On August 10, 1995, this Court (Hon. Peter K. Leisure, J.) found that Defendants had failed to comply with Rule 14d-5 and that the unit holders of the partnerships were being irreparably harmed. Accordingly, Judge Leisure issued a injunction (the "August 10 Injunction") directing the

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defendants  to comply with the tender offer rules and either  provide High River with a list of the unit holders and their addresses or mail High River's tender offer materials.

     2. Despite this Court's August 10 Injunction, Defendants have continued, in violation of the spirit, if not the letter of this Court's August 10 Injunction, to block High River's tender offers. On October 6, 1995, High River's tender offers expired and High River accepted for payment all units properly tendered pursuant to the offers. Defendants, however, continue to seek to delay and block High River from obtaining units in the Partnerships. Most recently, on October 30, 1995, High River's transfer agent, IBJ Schroder, received a letter from Defendants which purported to outline several alleged deficiencies in High River's transfer documents.

     3. Defendants wish to avoid having a limited partner such as High River because of its ability to monitor McNeil Partners and hold them accountable. For the past several years, McNeil Partners has been operating all of the Partnerships for its own benefit, but at the limited partners' expense. McNeil Partners' improper conduct includes, but is not limited to:

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         o        paying itself and entities owned and
                  controlled by it exorbitant fees and so-called reimbursements of general and administrative expenses while permitting the Partnerships to sustain staggering continued losses so that the Partnerships' current value is now a fraction of its original value;

         o trafficking in control of the Partnerships for its own benefit, by selling and repurchasing its general partnership interests, at great profit, without regard to the substantial detriment suffered by the Partnerships and their limited partners;

         o taking control of the general partnership interest in some of the partnerships in violation of the California partnership law; and

         o        managing the Partnerships so as to
                  extend indefinitely the fat fee
                  arrangements enjoyed by the General
                  Partner and its affiliates.

     4. After having soaked the Partnerships of over $12 million dollars in fees in 1994 alone, McNeil Partners desires to continue its lucrative, but unlawful arrangement. Defendants, having failed to derail High River's tender offer, now seek to block High River from completing the transfers of limited partner interest and from obtaining admission as a limited partner. Defendants motivation is clear. A motivated, well-financed investor with a large stake in the Partnership, such as High River, can challenge Defendants' abusive conduct and effectively hold them accountable to the limited partners. Defendants' forms 14d-9 filed with the Securities and Exchange Commission (the

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"SEC") offer various pretenses for opposing the tender offers, but never disclose Defendants' intention to resist High River's admission into the partnership without a good faith basis. Accordingly, High River has been forced to seek an injunction compelling Defendants to approve the transfer of ownership from the tendering unit holders to High River.

     5. Certain of the Partnerships that were formed prior to mid-1984 (the "Pre-1984 Partnerships") were statutorily dissolved in the early 1990's by reason of a failed attempt to transfer their general partner interests. As a result of this dissolution, the Pre-1984 Partnerships terminated and McNeil Partners is today acting as if it were the general partner of a lawfully constituted entity, when, in fact, it has no such authority. In so doing, the General Partner is maintaining an extremely lucrative and wasteful position at the expense of the Pre-1984 Partnerships, without any lawful basis.

     6. Prior to commencing its tender offer, High River, purchased units of limited partnership interest in McNeil Real Estate Fund IX, Ltd., McNeil Real Estate Fund, XI, Ltd, McNeil Real Estate Fund XV, Ltd. (collectively "McNeil, IX, IX and XV"), McNeil Real Estate Fund XXIV, L.P. and McNeil Real Estate Fund XXV, L.P. High River has been admitted as a limited partner in each of these

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partnerships.  Accordingly,  with  respect to each of these  partnerships,  High
River brings derivative claims seeking an accounting from the McNeil Partners for the fees that it earned while it unlawfully acted as the general partner of McNeil IX, XI and XV and it seeks an order requiring McNeil Partners to disgorge the excessive fees that it has earned since McNeil IX, XI and XV dissolved. High River also brings derivative claims against McNeil Partners for breach of its fiduciary duty to each of the partnerships in which High River has been admitted.

                             JURISDICTION AND VENUE

     7. Jurisdiction of this Court is conferred by Section 27 of the Securities Exchange Act of 1934 (15 U.S.C. ss. 78aa) and 28 U.S.C. ss. 1367, the Supplemental Jurisdiction statute.

     8. Venue is appropriate in this jurisdiction pursuant to 28 U.S.C. ss. 1391 and 15 U.S.C. ss. 78aa because the improper actions of defendants, in violation of federal securities laws, took place and will have a substantial impact within this district.

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                                     PARTIES

     9. Plaintiff High River is a limited partnership organized pursuant to the laws of Delaware, and is located in New York, c/o Riverdale Investors Corp., Inc., 100 South Bedford Road, Mount Kisco, New York 10549. High River is an entity controlled by Carl C. Icahn.

     10. Defendant McNeil Partners is a Delaware Limited Partnership, with offices in Dallas, Texas. McNeil Partners is in the business of real estate management, and is general partner of all of the California Limited Partnerships defendants, as described below.

     11. Defendant McNeil Investors, Inc. ("McNeil Investors") is a Delaware Corporation which is the general partner of McNeil Partners.

     12. Defendant Robert A. McNeil ("McNeil") is the Chairman of the Board and sole limited partner of the McNeil Partners. McNeil is also Chairman of McNeil Investors.

     13. Defendant Carole J. McNeil is Co-Chairman of the Board of McNeil Investors and is McNeil's wife. Carole J. McNeil, along with McNeil, McNeil Partners and McNeil Investors shall be referred to collectively as the "Management Defendants".

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     14. The defendants  McNeil Pacific  Investor Fund 1972 ("McNeil  Pacific"),
McNeil Real Estate Fund V, Ltd. ("McNeil V"), McNeil Real Estate Fund IX, Ltd. ("McNeil IX"), McNeil Real Estate Fund X, Ltd. ("McNeil X"), McNeil Real Estate Fund XI, Ltd. ("McNeil XI"), McNeil Real Estate Fund XIV, Ltd. ("McNeil XIV"), McNeil Real Estate Fund XV, Ltd. ("McNeil XV"), McNeil Real Estate Fund XX, L.P. ("McNeil XX"), McNeil Real Estate Fund XXIV, L.P. ("McNeil XXIV"), and McNeil Real Estate Fund XXV, L.P. ("McNeil XXV") purport to be limited partnerships organized under California Law. As described below, however, High River contends that many of these Partnerships have, in fact, dissolved.

     15. McNeil Partners and any other persons constituting management of the Partnerships are controlled by McNeil. Accordingly, any demand on McNeil Partners or other persons constituting management of the Partnerships to bring this action on behalf of the Partnership would be futile.

                         THE HISTORY OF THE PARTNERSHIPS

     16. The California Limited Partnerships were formed between 1971 and 1985 for the purpose of investing,

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holding,  managing  and  disposing  of real  estate  and  real-  estate  related investments.

     17. Most of the California Limited Partnerships were founded by Robert A. McNeil, who is a member of the California bar and has been actively involved in the management of real estate for at least 25 years. McNeil and The Robert A. McNeil Corporation ("Ramco"), a corporation McNeil controlled, acted as the general partner for most of the Partnerships that McNeil founded.

     18. In 1986, McNeil sold his general partnership interests in the seven California Limited Partnerships that he had founded to Southmark. As part of the sale of the assets of the Partnerships, McNeil received substantial compensation, and remained a co-general partner in most of the Partnerships, along with Southmark. McNeil also received an indemnification from Southmark, insulating him from liability for claims brought against the general partners for mismanagement of the Partnerships.

     19. A mere three years after McNeil sold his general partnership interests to it, Southmark filed for bankruptcy protection. After having received substantial compensation for his general partnership interests from Southmark in 1986, McNeil approached Southmark to repurchase the general

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partnership  interests in 1990,  proposing to pay only a small  fraction of what
Southmark had paid for them.

     20. McNeil's attempts to repurchase the general partnership interests should be viewed against the backdrop of a $5.4 million claim for indemnification that he had brought against Southmark in 1989, that apparently arose out of claims against McNeil and Southmark by third parties. Thus, McNeil had substantial leverage in exercising control from Southmark. Indeed, when McNeil attempted to repurchase the general partnership interests from Southmark, he agreed to settle his claims for indemnification as part of the deal.

     21. Under California law, limited partnerships formed prior to July 1, 1984, such as many of the California Limited Partnerships named as defendants in this action, are governed by the California Uniform Limited Partnership Act. Cal. Corp. ss. 15501 (1995) et seq. (the "Old Act") California limited partnerships formed on or after July 1, 1984 are governed by the California Revised Limited Partnership Act. Cal. Corp. ss. 15611 (1993) et seq. (the "New Act")

     22. The Old Act provides that if a limited partnership's original general partners transfer their interest, without first admitting a successor general partner, the partnership dissolves.

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The Old Act in section 15520.5 states:

            The retirement, death or insanity of a general partner dissolves the partnership, UNLESS THE BUSINESS IS CONTINUED BY THE REMAINING GENERAL PARTNERS

                (a) Under a right so to do stated in the certificate, or

                (b) With the consent of all members.

Old Act ss. 15520.5 (emphasis added).

     23. Subsection 15509(1) of the Old Act states, in part, that: "without the written consent or ratification of the specific act by all of the limited partners, a general partner or all the general partners have no authority to . .
 . (e) Admit a person as a general partner . . ." Old Act ss. 15509(1) (emphasis added).

     24. The amended partnership agreements and proxy statements for each of the Pre-1984 Partnerships indicate that their existing general partners conveyed their general partner interest, and, as a result, ceased to be general partners of the Pre-1984 Partnerships, prior to the purported admission of McNeil Partners (which in any event was not unanimously elected) as the new general partner, resulting in dissolution under the Old Act. Neither the partnership agreements (or any provision therein), nor any action taken by the new general partner could resurrect the Pre-1984 Partnerships once they had, as here,

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dissolved under California law.

     25. McNeil nevertheless took control of the partnership assets of McNeil IX, XI and XV, as well as the other Pre-1984 Partnerships and began behaving as if the Pre-1984 Partnership had not dissolved and as if McNeil Partners, which was wholly under his control, was the lawfully appointed general partner. When McNeil took control of the partnerships, he not only greatly increased his own compensation from the majority of the Partnerships, as described above, but he also imposed ostensible amendments to the partnership agreements, varying in specifics from partnership to partnership, and purported to insulate himself from liability for misconduct as a general partner.

     26. McNeil, therefore, through his sales and alleged repurchases of the general partner's interests in the various Partnerships, trafficked in control of the Partnerships, and in the case of the Pre-1984 partnerships, including McNeil IX, XI and XV, took control of the assets of these partnerships unlawfully, for his own personal gain and without regard to the detriment that he caused to the Partnerships and the limited partners.

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     27.  Since  approximately  1991-1992,  McNeil  Partners  has  operated  the
Partnerships  as  its  own  personal  piggy  bank,   through  an  unconscionable
compensation and "reimbursement" scheme, and an incestuous web of self-dealing with affiliated entities.

                                 EXCESSIVE FEES

     28. McNeil Partner has paid its affiliates enormous property management fees -- in amounts wholly disproportionate with the services actually performed. At the same time, McNeil Partner has caused the Partnerships to reimburse its affiliates for certain general and administrative expenses and has received certain other distributions in the form of both cash and other consideration. As a result, much of the property management and other fees represent pure profit. All the while the limited partners suffered with a thankless, losing investment.

     29. The property management fees, expenses resulting from payment of general and administrative expenses and other distributions paid to McNeil Partners or its affiliates from each Partnership for the fiscal year ended December 31, 1994, and the distributions to limited partners for the same year are compared below:

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         o        The General Partner took $66,285 in general and administrative expenses and $72,765 in property management fees from McNeil Pacific. The limited partners of McNeil Pacific have not received distributions since 1990.

         o The General Partner took $30,000 in general and administrative expenses and $193,145 in property management fees from McNeil
                  V. The same year the limited partners of McNeil V received distributions of $570,008.

         o The General Partner took $719,703 in general and administrative expenses and $915,989 in property management fees from McNeil IX. The General Partner also received $973,023 as a "Contingent Management Incentive Distribution." Distributions to the limited partners of McNeil IX have been suspended since 1986 and will remain suspended for the foreseeable future.

         o The General Partner took $609,197 in general and administrative expenses and $868,408 in property management fees from McNeil X. The General Partner also received $634,802 as a "Contingent Management Incentive Distribution." Distributions to the limited partners of McNeil X have been suspended since 1986 and will remain suspended for the foreseeable future.

         o The General Partner took $434,577 in general and administrative expenses and $671,785 in property management fees from McNeil XI. The General Partner also received $769,448 as a "Contingent Management Incentive Distribution." Distributions to the limited partners of McNeil XI have been suspended since 1986 and will remain suspended for the foreseeable future.

         o The General Partner took $346,327 in general and administrative expenses and $441,082 in property management fees from McNeil XIV. The General Partner also received $573,908 as a "Contingent Management Incentive Distribution." Distributions to the limited partners of McNeil XIV have been suspended since 1986 and will remain suspended for the foreseeable future.

         o The General Partner took $236,077 in general and administrative expenses and $376,559 in property

                                      -14-


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                  management fees from McNeil XV. The General Partner also
                  received $508,862 as a "Contingent Management Incentive Distribution." The same year the limited partners received distributions of $499,993.

         o The General Partner took $199,786 in general and administrative expenses and $57,289 in property management fees from McNeil XX. The General Partner also received a $167,194 "Asset Management Fee." The same year the limited partners received distributions of $249,933.

         o The General Partner took $291,507 in general and administrative expenses and $235,662 in property management fees from McNeil XXIV. The General Partner also received a $316,808 "Asset Management Fee." No distributions have been paid to the limited partners since 1991 and none are anticipated in 1995.

         o The General Partner took $269,869 in general and administrative expenses and $534,044 in property management fees from McNeil XXV. The General Partner also received a $626,282 "Asset Management Fee." The same year the limited partners were paid $400,207.

     30. In total, the General Partner and its affiliates received approximately $12 million in cash and other consideration as property management fees, "reimbursements" for general and administrative expenses, and other distributions in 1994. By contrast, the limited partners, the owners of the enterprises, received approximately only $1.7 million during the same year.

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                       THE GENERAL PARTNER'S PERPETUATION
                        OF THE EXCESSIVE FEE ARRANGEMENTS

     31. Upon taking the general partners' interest in the Partnerships, McNeil coupled his unconscionable boost of the Partnerships' payment obligations to him with an extension of the dates for the sale of the Partnerships' assets. The purpose stated by McNeil Partners for extending the time period was to allow the real estate market and the performance of the Partnership's investment to improve. It is apparent, however, that McNeil Partners intends to prolong for as long as possible the excessive and unlawful compensation, fees and reimbursement schemes that McNeil Partners and its affiliated entitles are enjoying at the Partnerships' expense, and at the expense of the limited partners.

     32. McNeil Partner's plans for the Partnerships are apparent from the latest "10-K" filings that it has filed with the Securities Exchange Commission (the "SEC"), which describe an intention to continue to operate the Partnerships indefinitely, and only consider sale of some or all of their assets at some indefinite time in the future. The Partnership's most recent 10-Ks therefore demonstrate that McNeil Partners intends to extend for as long as possible the gravy-train provided by its unconscionable 23 compensation and reimbursement schemes.

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                    RESISTANCE TO HIGH RIVER'S TENDER OFFERS.

     33. On August 4, 1995, High River commenced a series of tender offers for up to 45% of the units of the California Limited Partnerships (the "Tender Offers"). In connection with the Tender Offer, High River requested by telecopied letter of August 3, 1995, that McNeil Partners comply with Rule 14d-5 of the Securities Exchange Act of 1934 (the "Act"), which requires that pursuant to a request by a tender offeror, that the subject company (here, the Partnerships) must either mail the tender offer materials to the limited partners, or supply the offeror with a list of the limited partners and their addresses.

     34. High River received no response to its request until four business days later, and three days after the Tender Offers were filed with the S.E.C., when it received two telecopied letters from New York Counsel Skadden, Arps, Slate, Meagher & Flom ("Skadden Arps").

     35. One of the letters, dated August 8, 1995 (but received on August 9), signed by defendants Robert A. McNeil and Carole J. McNeil, demanded that High River and Carl C. Icahn sign a certificate stating that they had not received any confidential information relating to the Partnerships from an unnamed former lawyer of the McNeils. The accompanying letter signed by Patrick J. Foye of Skadden Arps, indicated that the General

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Partner would not supply the limited  partner  list,  nor would it begin to mail the Tender Offers to any limited partners, until it received the signed certificate that had been attached to the letter from the McNeils. High River, through its counsel, responded on the same day by stating that there was no basis for defendants' claims that it had obtained confidential information and that, in any event, there was no excuse for the defendants' refusal to honor their 14d-5 obligation.

     36. On August 10, 1995, Judge Leisure issued an injunction directing Defendants to either provide High River with a list of the unit holders and their addresses or to mail High River's tender offer materials. Defendants chose to mail. In granting High River's injunction, the Court found that Defendants were irreparably harming their limited partners by attempting to block access to information regarding High River's tender offers.

     37. On August 17, 1995, High River wrote to McNeil Partners forwarding copies of its proposed transfer documents. Unlike almost all other public held entities, the Partnerships do not have an independent transfer agent. Instead McNeil Partners, or its designee, act as transfer agent. As such, McNeil Partners owes its limited partners the highest fiduciary obligations with respect to the transfer process. Accordingly, High River sought to confirm that

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Defendants would take the necessary  ministerial  actions  necessary to complete the transfer of units obtained in the tender offer to High River and to insure Defendants' cooperation in the transfer process. (Exhibit A).

     38. On approximately August 22, 1995 High River amended its tender offer and forwarded it to the Partnership for mailing. Shortly thereafter, on approximately August 24, 1995, the parties entered a standstill agreement and began to negotiate a friendly transaction. While the negotiations were being conducted, High River learned that Defendants failed to timely mail High River's amended tender offer materials and thereby ignored the clear direction of this Court. It was not until after the negotiations broke off in late September that Defendants mailed the amended offers. Defendants thereby again flagrantly violated Rule 14d-5, ignored the directive of Judge Leisure's order and materially delayed and damaged High River's offers.

     39. Defendants further damaged delayed and disrupted High River's tender offers by (a) communicating with unit holders in violation of the standstill agreement to discourage them from tendering units; (b) misleading unit holders concerning the purported existence of alternatives to High River's tender offers, such as their own tender offer and an increase in distributions

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to partners;  and, (c) in clear violationof the SEC's rules,  mailing withdrawal forms to unit holders without making the necessary disclosures and filings with the SEC.

     40. On October 30, 1995, three weeks after the expiration of High River's tender offers, High River's transfer agent, IBJ Schroder, received a letter from Defendants that raised several alleged concerns regarding High River's transfer documentation (Exhibit B). This letter was High River's first indication that Defendants intended to abuse the transfer process. Defendants' bad faith was manifest by their failure to respond to High River's August 17 letter, and Defendants' abuse of the transfer process was a serious breach of fiduciary duty.

     41. The October 30 letter was only Defendants' latest attempt to prevent High River from increasing its stake in the Partnerships. Viewed in the context of the Partnership's history, however, it is not surprising that Defendants resisted High River's attempt to gain a significant foothold in the Partnerships. Defendants fear that any large investor who they do not control might challenge their fee arrangement and other management policies and make them accountable to unit holders.

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                             FIRST CLAIM FOR RELIEF
                VIOLATIONS OF SECTION 14D AND 14E OF THE EXCHANGE
                 ACT AND THE REGULATIONS PROMULGATED THEREUNDER

     42. High River repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

     43. In violation of Sections 14(d) and 14(e) of the Securities Exchange Act of 1934, 15 U.S.C. 7, and the regulations promulgated thereunder, Defendants form 14d-9 failed to fully and accurately disclose Defendants intentions to wrongfully resist High River's admission into the limited partnerships.

     44. Defendants also mailed withdrawal forms to limited partners of the Partnerships without making the necessary disclosures and filings with the Securities and Exchange Commission.

     45. High River has no adequate remedy at law.

                             SECOND CLAIM FOR RELIEF
                  BREACH OF CONTRACT - THIRD PARTY BENEFICIARY

     46. High River repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

     47. High River has received assignments of interest from unit holders tendering their units to High River. As an assignee,

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High River has the right to enforce the terms of the  agreements  governing  the
Partnerships against McNeil.

     48. McNeil has breached the terms of the partnership agreements and the underlying duty of good faith and fair dealing that is implied in all contracts by refusing, without justification or excuse, to admit High River as a limited partner.

     49. High River has no adequate remedy at law.

                             THIRD CLAIM FOR RELIEF
               BREACH OF FIDUCIARY DUTY WITH RESPECT TO MCNEIL IX,
                MCNEIL XI, MCNEIL XV, MCNEIL XXIV AND MCNEIL XXV

     50. High River repeats and realleges the previous allegations as if fully set forth herein.

     51. At all times relevant, the Management Defendants owed a fiduciary duty to the Partnerships and to the limited partners. This duty includes the duty of care, loyalty, good faith, fair dealing, honesty and candor in the management of the Partnerships.

     52. The Management Defendants have breached and continue to breach their fiduciary duties to the Partnerships by wasting the Partnership's assets and causing the Partnerships to enter into a variety of one-sided sweetheart deals designed to serve only the interest of the Management

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 Defendants at the expense of the limited partners.

     53. As a direct and proximate result of the Management Defendants' breaches of fiduciary duty, McNeil IX, McNeil XI, McNeil XV, McNeil XXIV and McNeil XXV (collectively, the "Derivative Partnerships") have been damaged in an amount to be determined at trial.

                             FOURTH CLAIM FOR RELIEF
                  BREACH OF CONTRACT WITH RESPECT TO MCNEIL IX,
                MCNEIL XI, MCNEIL XV, MCNEIL XXIV AND MCNEIL XXV

     54. High River repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

     55. Each of the Partnerships is governed by a partnership agreement that constitutes a contract by the limited partners of the respective partnerships and McNeil Partners.

     56. The governing partnership agreements contain numerous provisions designed to protect the limited partners from overreaching and self-dealing by McNeil Partners and its affiliates.

     57. The Management Defendants have breached the partnership agreements and as a direct and proximate result of those breaches,

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High River and the Derivative  Partnerships have been damaged in an amount to be determined at trial.

                             FIFTH CLAIM FOR RELIEF
                 ACCOUNTING WITH RESPECT TO MCNEIL IX, XI AND XV

     58. High River repeats and realleges the allegations of the proceeding paragraph as if fully set forth herein.

     59. The Management Defendants took control of the assets of McNeil IX, XI and XV after the Pre-1984 Partnerships had dissolved and McNeil Partners behaved as if it were a lawfully appointed general partner of McNeil IX, XI and XV.

     60. Because McNeil Partners had no authority to act as a general partner, High River is entitled to an accounting of the fees the Management Defendants removed from McNeil IX, XI and XV. McNeil Partners and its affiliates must also disgorge the profits received from McNeil IX, XI and XV that were greater than the fair value of the services that they rendered while acting as a general partner.

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                  WHEREFORE High River demands judgment:

     1. Granting preliminary and permanent injunctive relief compelling defendants to admit High River as a limited partner in each of the ten Partnerships and to transfer the tendered units of interest in the Partnerships to High River;

     2. Awarding High River damages in an amount to be determined at trial;

     3. Ordering the Management Defendants to discharge their fiduciary duties to the Derivative Partnerships;

     4. Ordering the Management Defendants to account to McNeil IX, XI and XV and to disgorge profits in excess of the reasonable value of services rendered to those partnerships;

     5. Awarding damages to the Derivative Partnerships in an amount to be determined at trial; and

     6. Awarding High River and the Derivative Partnerships the cost of this suit, including reasonable attorneys fees and such other and further relief as the Court deems just and proper.

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                                   JURY DEMAND

     High River and the Derivative Partnerships hereby demand a jury trial.

Dated: New York, New York
       November 7, 1995

                                     GORDON ALTMAN BUTOWSKY WEITZEN
                                     SHALOV & WEIN

                                              By:___________________________
                                                 Theodore Altman (TA 8368)
                                                  Howard S. Koh (HK 4730)

                                                 114 West 47th Street
                                                 New York, New York 10036
                                                 (212) 626-0800

                                                 Attorneys for Plaintiff

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